# CHRISTIE'S

**CHRISTIES**

8 King Street, St. James's, London SW1Y 6QT

**SALE NAME:**
**SALE NUMBER:**

(Dealers billing name and address must agree with tax exemption certificate. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name.)

**BID ONLINE FOR THIS SALE AT CHRISTIES.COM**

**BIDDING INCREMENTS**

Bidding generally starts below the **low estimate** and increases in steps (bid increments) of up to 10 per cent. The auctioneer will decide where the bidding should start and the bid increments. Written bids that do **not** conform to the increments set below may be lowered to the next bidding interval.

| | |
|---|---|
| UK£100 to UK£2,000 | by UK£100s |
| UK£2,000 to UK£3,000 | by UK£200s |
| UK£3,000 to UK£5,000 | by UK£200, 500, 800 (eg UK£4,200, 4,500, 4,800) |
| UK£5,000 to UK£10,000 | by UK£500s |
| UK£10,000 to UK£20,000 | by UK£1,000s |
| UK£20,000 to UK£30,000 | by UK£2,000s |
| UK£30,000 to UK£50,000 | by UK£2,000, 5,000, 8,000 (eg UK£32,000, 35,000, 38,000) |
| UK£50,000 to UK£100,000 | by UK£5,000s |
| UK£100,000 to UK£120,000 | by UK£10,000s |
| Above UK£200,000 | at **auctioneer's** discretion |

The **auctioneer** may vary the increments during the course of the auction at his or her own discretion.

1. I request Christie's to **bid** on the stated **lots** up to the maximum bid I have indicated for each **lot**.
2. I understand that if my bid is successful, the amount payable will be the sum of the **hammer price** and the **buyer's premium** (together with any taxes chargeable on the **hammer price** and **buyer's premium** and any applicable Artist's Resale Royalty in accordance with the Conditions of Sale - Buyer's Agreement). The **buyer's premium** rate shall be an amount equal to 25% of the **hammer price** of each **lot** up to and including £225,000, 20% on any amount over £225,000 up to and including £3,000,000 and 13.5% of the amount above £3,000,000. For wine and cigars there is a flat rate of 22.5% of the **hammer price** of each **lot** sold.
3. I agree to be bound by the Conditions of Sale printed in the catalogue.
4. I understand that if Christie's receive written bids on a **lot** for identical amounts and at the auction these are the highest bids on the **lot**, Christie's will sell the **lot** to the bidder whose written bid it received and accepted first.
5. Written bids submitted on 'no reserve' **lots** will, in the absence of a higher bid, be executed at approximately 50% of the **low estimate** or at the amount of the bid if it is less than 50% of the **low estimate**.

I understand that Christie's written bid service is a free service provided for clients and that, while Christie's will be as careful as it reasonably can be, Christie's will not be liable for any problems with this service or loss or damage arising from circumstances beyond Christie's reasonable control.

**Auction Results: +44 (0)20 7839 9060**

## WRITTEN BIDS FORM

**CHRISTIE'S LONDON**

WRITTEN BIDS MUST BE RECEIVED AT LEAST 24 HOURS BEFORE THE AUCTION BEGINS.

CHRISTIE'S WILL CONFIRM ALL BIDS RECEIVED BY FAX BY RETURN FAX. IF YOU HAVE NOT RECEIVED CONFIRMATION WITHIN ONE BUSINESS DAY, PLEASE CONTACT THE BID DEPARTMENT:
TEL: +44 (0)20 7389 2658 • FAX: +44 (0)20 7930 8870 • ON-LINE WWW.CHRISTIES.COM

10303888
Client Number (if applicable) — Sale Number

Masterworks Gallery LLC
Billing Name (please print)

497 Broome St, New York, NY 10013
Address

Postcode

1-650-248-6706
Daytime Telephone — Evening Telephone

Fax (Important) — E-mail: golovinam@gmail.com

◯ Please tick if you prefer not to receive information about our upcoming sales by e-mail

I have read and understood this written bid form and the Conditions of Sale - Buyer's Agreement

Signature

If you have not previously bid or consigned with Christie's, please attach copies of the following documents. Individuals: government-issued photo identification (such as a driving licence, national identity card, or passport) and, if not shown on the ID document, proof of current address, for example a utility bill or bank statement. Corporate clients: a certificate of incorporation. Other business structures such as trusts, offshore companies or partnerships: please contact the Compliance Department at +44 (0)20 7839 9060 for advice on the information you should supply.
If you are registering to bid on behalf of someone who has not previously bid or consigned with Christie's, please attach identification documents for yourself as well as the party on whose behalf you are bidding, together with a signed letter of authorisation from that party. New clients, clients who have not made a purchase from any Christie's office within the last two years, and those wishing to spend more than on previous occasions will be asked to supply a bank reference. We also request that you complete the section below with your bank details:

Cross River Bank
Name of Bank(s)

855 Teaneck Road, Teaneck, NJ, 07666
Address of Bank(s)

2000523537
Account Number(s)

Nigel Glenday
Name of Account Officer(s)

+1.877.552.7255
Bank Telephone Number

**PLEASE PRINT CLEARLY**

| Lot number (in numerical order) | Maximum Bid£ (excluding buyer's premium) | Lot number (in numerical order) | Maximum Bid£ (excluding buyer's premium) |
|---|---|---|---|
| Cecily Brown Girl Trouble | 1,300,000 | | |
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If you are registered within the European Community for VAT/IVA/TVA/BTW/MWST/MOMS
Please quote number below:

Christie, Manson & Woods Ltd.
8 King Street, St. James's, London SW1Y 6QT
*tel* 44 (0)20 7839 9060 *fax* 44 (0)20 7839 1611
www.christies.com

### 2 TAXES

The successful bidder is responsible for all applicable tax including any VAT, sales or compensating use tax or equivalent tax wherever such taxes may arise on the **hammer price** and the **buyer's premium**. VAT charges and refunds depend on the particular circumstances of the buyer. It is the buyer's responsibility to ascertain and pay all taxes due. VAT is payable on the **buyer's premium** and, for some lots, VAT is payable on the **hammer price**. EU and UK VAT rules will apply on the date of the sale.

**Brexit:** If the UK withdraws from the EU without an agreed transition deal relating to the import or export of **property**, then UK VAT rules only will apply. If your purchased **lot** has not been shipped before the UK withdraws from the EU, your invoiced VAT position may retrospectively change and additional import tariffs may be due on your purchase if imported into the EU. Further information can be found in the '**VAT Symbols and Explanation**' section of our catalogue.

For **lots** Christie's ships to the United States, sales or use tax may be due on the **hammer price, buyer's premium** and/or any other charges related to the **lot**, regardless of the nationality or citizenship of the purchaser. Christie's will collect sales tax where legally required. The applicable sales tax rate will be determined based upon the state, county, or locale to which the **lot** will be shipped. Successful bidders claiming an exemption from sales tax must provide appropriate documentation to Christie's prior to the release of the **lot**. For shipments to those states for which Christie's is not required to collect sales tax, a successful bidder may be required to remit use tax to that state's taxing authorities. Christie's recommends you obtain your own independent tax advice with further questions.

### 3 ARTIST'S RESALE ROYALTY

In certain countries, local laws entitle the artist or the artist's estate to a royalty known as 'artist's resale right' when any **lot** created by the artist is sold. We identify these **lots** with the symbol λ next to the **lot** number. If these laws apply to a **lot**, you must pay us an extra amount equal to the royalty. We will pay the royalty to the appropriate authority on the seller's behalf.

The artist's resale royalty applies if the **hammer price** of the **lot** is 1,000 euro or more. The total royalty for any **lot** cannot be more than 12,500 euro. We work out the amount owed as follows:

*Royalty for the portion of the* **hammer price**
*(in euros)*

4% up to 50,000

3% between 50,000.01 and 200,000

1% between 200,000.01 and 350,000

0.50% between 350,000.01 and 500,000

over 500,000, the lower of 0.25% and 12,500 euro.

We will work out the artist's resale royalty using the euro to sterling rate of exchange of the European Central Bank on the day of the auction.

## E WARRANTIES

### 1 SELLER'S WARRANTIES

For each **lot**, the seller gives a **warranty** that the seller:

(a) is the owner of the **lot** or a joint owner of the **lot** acting with the permission of the other co-owners or, if the seller is not the owner or a joint owner of the **lot**, has the permission of the owner to sell the **lot**, or the right to do so in law; and

(b) has the right to transfer ownership of the **lot** to the buyer without any restrictions or claims by anyone else.

If either of the above **warranties** are incorrect, the seller shall not have to pay more than the **purchase price** (as defined in paragraph F1(a) below) paid by you to us. The seller will not be responsible to you for any reason for loss of profits or business, expected savings, loss of opportunity or interest, costs, damages, **other damages** or expenses. The seller gives no **warranty** in relation to any **lot** other than as set out above and, as far as the seller is allowed by law, all **warranties** from the seller to you, and all other obligations upon the seller which may be added to this agreement by law, are excluded.

### 2 OUR AUTHENTICITY WARRANTY

We warrant, subject to the terms below, that the **lots** in our sales are authentic (our '**authenticity warranty**'). If, within five years of the date of the auction, you give notice to us that your **lot** is not **authentic**, subject to the terms below, we will refund the **purchase price** paid by you. The meaning of **authentic** can be found in the glossary at the end of these Conditions of Sale. The terms of the **authenticity warranty** are as follows:

(a) It will be honoured for claims notified within a period of five years from the date of the auction. After such time, we will not be obligated to honour the **authenticity warranty**.

(b) It is given only for information shown in **UPPERCASE type** in the first line of the **catalogue description** (the '**Heading**'). It does not apply to any information other than in the **Heading** even if shown in **UPPERCASE type**.

(c) The **authenticity warranty** does not apply to any **Heading** or part of a **Heading** which is **qualified. Qualified** means limited by a clarification in a **lot's catalogue description** or by the use in a **Heading** of one of the terms listed in the section titled **Qualified Headings** on the page of the catalogue headed 'Important Notices and Explanation of Cataloguing Practice'. For example, use of the term 'ATTRIBUTED TO...' in a **Heading** means that the **lot** is in Christie's opinion probably a work by the named artist but no **warranty** is provided that the **lot** is the work of the named artist. Please read the full list of **Qualified Headings** and a **lot's** full **catalogue description** before bidding.

(d) The **authenticity warranty** applies to the **Heading** as amended by any **Saleroom Notice**.

(e) The **authenticity warranty** does not apply where scholarship has developed since the auction leading to a change in generally accepted opinion. Further, it does not apply if the **Heading** either matched the generally accepted opinion of experts at the date of the sale or drew attention to any conflict of opinion.

(f) The **authenticity warranty** does not apply if the **lot** can only be shown not to be **authentic** by a scientific process which, on the date we published the catalogue, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the **lot**.

(g) The benefit of the **authenticity warranty** is only available to the original buyer shown on the invoice for the **lot** issued at the time of the sale and only if, on the date of the notice of claim, the original buyer is the full owner of the **lot** and the **lot** is free from any claim, interest or restriction by anyone else. The benefit of this **authenticity warranty** may not be transferred to anyone else.

(h) In order to claim under the **authenticity warranty**, you must:

(i) give us written notice of your claim within five years of the date of the auction. We may require full details and supporting evidence of any such claim;

(ii) at Christie's option, we may require you to provide the written opinions of two recognised experts in the field of the **lot** mutually agreed by you and us in advance confirming that the **lot** is not **authentic**. If we have any doubts, we reserve the right to obtain additional opinions at our expense; and

(iii) return the **lot** at your expense to the saleroom from which you bought it in the **condition** it was in at the time of sale.

(i) Your only right under this **authenticity warranty** is to cancel the sale and receive a refund of the **purchase price** paid by you to us. We will not, in any circumstances, be required to pay you more than the **purchase price** nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, **other damages** or expenses.

(j) **Books.** Where the **lot** is a book, we give an additional **warranty** for 14 days from the date of the sale that if on collation any **lot** is defective in text or illustration, we will refund your **purchase price**, subject to the following terms:

(a) This additional **warranty** does not apply to:

(i) the absence of blanks, half titles, tissue guards or advertisements, damage in respect of bindings, stains, spotting, marginal tears or other defects not affecting completeness of the text or illustration;

(ii) drawings, autographs, letters or manuscripts, signed photographs, music, atlases, maps or periodicals;

(iii) books not identified by title;

(iv) **lots** sold without a printed **estimate**;

(v) books which are described in the catalogue as sold not subject to return; or

(vi) defects stated in any **condition** report or announced at the time of sale.

(b) To make a claim under this paragraph you must give written details of the defect and return the **lot** to the sale room at which you bought it in the same **condition** as at the time of sale, within 14 days of the date of the sale.

(k) **South East Asian Modern and Contemporary Art and Chinese Calligraphy and Painting.**

In these categories, the **authenticity warranty** does not apply because current scholarship does not permit the making of definitive statements. Christie's does, however, agree to cancel a sale in either of these two categories of art where it has been proven the **lot** is a forgery. Christie's will refund to the original buyer the purchase price in accordance with the terms of Christie's authenticity warranty, provided that the original buyer notifies us with full supporting evidence documenting the forgery claim within twelve (12) months of the date of the auction. Such evidence must be satisfactory to us that the lot is a forgery in accordance with paragraph E2(h)(ii) above and the **lot** must be returned to us in accordance with E2h(iii) above. Paragraphs E2(b), (c), (d), (e), (f) and (g) and (i) also apply to a claim under these categories.

### 3 YOUR WARRANTIES

(a) You **warrant** that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.

(b) where you are bidding on behalf of another person, you warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the **lot(s)** in accordance with all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than 5 years the documentation evidencing the due diligence. You will make such documentation promptly available for immediate inspection by an independent third-party auditor upon our written request to do so;

(ii) the arrangements between you and the ultimate buyer(s) in relation to the **lot** or otherwise do not, in whole or in part, facilitate tax crimes;

(iii) you do not know, and have no reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity, including tax evasion, or that the ultimate buyer(s) are under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

## F PAYMENT

### 1 HOW TO PAY

(a) Immediately following the auction, you must pay the **purchase price** being:

(i) the **hammer price**; and

(ii) the **buyer's premium**; and

(iii) any amounts due under section D3 above; and

(iv) any duties, goods, sales, use, compensating or service tax or VAT.

Payment is due no later than by the end of the seventh calendar day following the date of the auction (the '**due date**').

(b) We will only accept payment from the registered bidder. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name. You must pay immediately even if you want to export the **lot** and you need an export licence.

(c) You must pay for **lots** bought at Christie's in the United Kingdom in the currency stated on the invoice in one of the following ways:

(i) Wire transfer

You must make payments to:

Lloyds Bank Plc, City Office, PO Box 217, 72 Lombard Street, London EC3P 3BT. Account number: 00172710, sort code: 30-00-02 Swift code: LOYDGB2LCTY. IBAN (international bank account number): GB81 LOYD 3000 0200 1727 10.

(ii) Credit Card.

We accept most major credit cards subject to certain conditions. You may make payment via credit card in person. You may also make a 'cardholder not present' (CNP) payment by calling Christie's Post-Sale Services Department on +44 (0)20 7752 3200 or for some sales, by logging into your MyChristie's account by going to: www.christies.com/mychristies. Details of the conditions and restrictions applicable to credit card payments are available from our Post-Sale Services Department, whose details are set out in paragraph (e) below.

If you pay for your purchase using a credit card issued outside the region of the sale, depending on the type of credit card and account you hold, the payment may incur a cross-border transaction fee. If you think this may apply to, you, please check with your credit card issuer before making the payment.

Please note that for sales that permit online payment, certain transactions will be ineligible for credit card payment.

(iii) Cash

We accept cash subject to a maximum of £5,000 per buyer per year at our Cashier's Department Department only (subject to conditions).

(iv) Banker's draft

You must make these payable to Christie's and there may be conditions.

(v) Cheque

You must make cheques payable to Christie's. Cheques must be from accounts in pounds sterling from a United Kingdom bank.

(d) You must quote the sale number, lot number(s), your invoice number and Christie's client account number when making a payment. All payments sent by post must be sent to: Christie's, Cashiers Department, 8 King Street, St James's, London, SW1Y 6QT.

(e) For more information please contact our Post-Sale Service Department by phone on +44 (0)20 7752 3200 or fax on +44 (0)20 752 3300.

### 2. TRANSFERRING OWNERSHIP TO YOU

You will not own the **lot** and ownership of the **lot** will not pass to you until we have received full and clear payment of the **purchase price**, even in circumstances where we have released the **lot** to the buyer.

### 3 TRANSFERRING RISK TO YOU

The risk in and responsibility for the **lot** will transfer to you from whichever is the earlier of the following:

(a) When you collect the **lot**; or

(b) At the end of the 30th day following the date of the auction or, if earlier, the date the **lot** is taken into care by a third party warehouse as set out on the page headed 'Storage and Collection', unless we have agreed otherwise with you in writing.

### 4 WHAT HAPPENS IF YOU DO NOT PAY

(a) If you fail to pay us the **purchase price** in full by the **due date**, we will be entitled to do one or more of the following (as well as enforce our rights under paragraph F5 and any other rights or remedies we have by law):

(i) to charge interest from the **due date** at a rate of 5% a year above the UK Lloyds Bank base rate from time to time on the unpaid amount due;

(ii) we can cancel the sale of the **lot**. If we do this, we may sell the **lot** again, publicly or privately on such terms we shall think necessary or appropriate, in which case you must pay us any shortfall between the **purchase price** and the proceeds from the resale. You must also pay all costs, expenses, losses, damages and legal fees we have to pay or may suffer and any shortfall in the seller's commission on the resale;

(iii) we can pay the seller an amount up to the net proceeds payable in respect of the amount bid by your default in which case you acknowledge and understand that Christie's will have all of the rights of the seller to pursue you for such amounts;

(iv) we can hold you legally responsible for the **purchase price** and may begin legal proceedings to recover it together with other losses, interest, legal fees and costs as far as we are allowed by law;

(v) we can take what you owe us from any amounts which we or any company in the **Christie's Group** may owe you (including any deposit or other part-payment which you have paid to us);

(vi) we can, at our option, reveal your identity and contact details to the seller;

(vii) we can reject at any future auction any bids made by or on behalf of the buyer or to obtain a deposit from the buyer before accepting any bids;

(viii) to exercise all the rights and remedies of a person holding security over any property in our possession owned by you, whether by way of pledge, security interest or in any other way as permitted by the law of the place where such property is located. You will be deemed to have granted such security to us and we may retain such property as collateral security for your obligations to us; and

(ix) we can take any other action we see necessary or appropriate.

(b) If you owe money to us or to another **Christie's Group** company, we can use any amount you do pay, including any deposit or other part-payment you have made to us, or which we owe you, to pay off any amount you owe to us or another **Christie's Group** company for any transaction.

(c) If you make payment in full after the **due date**, and we choose to accept such payment we may charge you storage and transport costs from the date that is 30 calendar days following the auction in accordance with paragraphs Gd(i) and (ii). In such circumstances paragraph Gd(iv) shall apply.

### 5 KEEPING YOUR PROPERTY

If you owe money to us or to another **Christie's Group** company, as well as the rights set out in F4 above, we can use or deal with any of your property we hold or which is held by another **Christie's Group** company in any way we are allowed to by law. We will only release your property to you after you pay us or the relevant **Christie's Group** company in full for what you owe. However, if we choose, we can also sell your property in any way we think appropriate. We will use the proceeds of the sale

CHRISTIE'S

February 17 2020

Masterworks Gallery, LLC
497 Broome Street
New York, New York 10013
Attn: Scott Lynn, CEO

Client Reference Number: 10303888

**Re: Lot 43 Cecily Brown (b. 1969), Girl Trouble, signed 'Cecily' (lower left); signed and dated 'Cecily Brown 99' (on the reverse), oil on canvas, 100 x 110 1/8in. (254 x 279.7cm.), Painted in 1999 (the "Property").**

Dear Mr Lynn,

As the successful bidder on the Property in our Christie's London Post War & Contemporary Art Evening Sale (the "Auction") held on February 12, 2020, the time period required for payment by you shall be modified from such Condition of Sale found in the back of the Auction catalogue with payment rather due within one hundred and twenty (120) days after the date of the Auction instead of the standard seven (7) days. For the avoidance of doubt, this modified payment due date described in this letter is intended to supersede the Conditions of Sale set out in the Auction catalogue.

Your sincerely,

**CHRISTIE'S MANSON & WOODS LIMITED**

By: K.W

Name: Kelsey Winney

Title: Business Director, Post War and Contemporary, United Kingdom